EXHIBIT 99.1
News
For Immediate Release October 4, 2004	Contact:
Rick B. Honey (212) 878-1831

SPECIALTY MINERALS INC. DEDICATES NEW FACILITY NEAR DUISBURG, GERMANY, FOR THE PRODUCTION OF PRECIPITATED CALCIUM CARBONATE FOR PAPER COATING
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NEW YORK, October 4--Specialty Minerals Inc. a wholly owned subsidiary of Minerals Technologies Inc. (NYSE: MTX), today dedicated a new merchant facility for the production of precipitated calcium carbonate (PCC) for use in paper coating. This facility is located at the Steag AG power generation site in Walsum, near Duisburg, Germany.

      "The initial annual production capacity at this facility will be 125,000 tons of PCC with a future capacity of 500,000 tons," said Paul R. Saueracker, chairman, president and chief executive officer of Minerals Technologies Inc.

      This facility will produce sophisticated PCC coating products for use in high-quality publication and graphic art papers. Walsum is central to one of the world's largest concentrations of manufacturing for these types of papers.

      "We are bringing new PCC technology to the many producers of high quality coated papers in this area." Mr. Saueracker continued. "Because of the excellent access to highway, rail and water distribution networks from this location, our PCC pigments produced here will be used to coat paper throughout Central Europe. In addition, our site within the existing Steag AG power generation facility allows for the environmentally positive and economical use of existing resources: carbon dioxide, process water, electricity and wastewater treatment."

      PCC is a specialty pigment for filling and coating high-quality paper. By substituting PCC for more expensive wood fiber, and other, more expensive pigments, the paper industry is able to produce better quality paper at lower cost. Specialty Minerals started its large-scale PCC business for paper applications in the United States in the 1980s when it constructed satellite PCC plants on-site at paper mills. In North America, in the 1980s and 1990s, Specialty Minerals was instrumental in revolutionizing the way paper was made. Today, virtually all of the uncoated freesheet paper in North America is made using this process.

      "We built our first satellite plant in 1986 and today we have 56 such facilities in operation or under construction. We operate in 17 countries with the largest concentration of our business in North America followed by Europe, Asia and Latin America. Specialty Minerals supplies PCC to premier paper companies around the world." said Mr. Saueracker.

      Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets the highest quality performance-enhancing minerals and related products, systems and services for the paper, steel, polymer and other manufacturing industries. The company reported sales of $813.7 million in 2003.

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For further information about Minerals Technologies Inc. look on the Internet at http://www.mineralstech.com